EXHIBIT 10.1
Dated as of June 28, 2023

BY EMAIL

Ross Paul
ross.paul@1stdibs.com

Dear Ross:

I appreciate your agreeing to serve as an advisor to 1stdibs.com, Inc. (the “Company”). Below are details of our arrangement:

Purpose:     Support the strategic growth of the Company by sharing experience, providing advice and assisting with leadership transition.

Obligations:    We expect that you will be available to assist with the transition of your employment duties and periodically answer questions in your area of expertise via Zoom, phone, email or meetings. We expect no more than ten (10) hours per week of availability on an as-needed and reasonable basis, to be scheduled at your and the Company’s mutual convenience.

Term:    The term of this agreement will commence as of the date your employment with the Company terminates (the “Termination Date”) and will continue until December 31, 2023, subject to the earlier termination of the appointment by the Company in its sole discretion at any time, with or without cause (the “Term”).

Compensation:    During the Term, you will continue to vest in your restricted stock unit and stock option awards under the Company’s 2011 Stock Option and Grant Plan and the Company’s 2021 Stock Incentive Plan that are outstanding as of the Termination Date (collectively, the “Equity Awards”), subject to the terms and conditions governing the Equity Awards.

    As compensation for your service as an advisor, if your service is terminated by the Company for any reason other than for Cause during the Term, the unvested Equity Awards held by you as of the effective date of such termination that would have vested according to their terms on or prior to December 31, 2023 had you remained in service on the applicable vesting dates shall immediately vest upon the effective date of such termination, and the remaining unvested Equity Awards (the “Unvested Equity Awards”) shall be subject to the paragraph below.

    Additionally, as compensation for your service as an advisor, in the event that a Change in Control is consummated during the Term and you are providing services to the Company on the date on which the Change in Control is consummated or your service with the Company has been terminated by the Company without Cause prior to the date on which the Change in Control has been consummated, you shall be entitled to receive the “change in control benefits” set forth in Section 4(c) of the Company’s

Executive Severance Plan (the “Severance Plan”) as if your employment was terminated within 12 months after a Change in Control (the “Change in Control Benefits”) subject to, and in accordance with, the terms and conditions of the Severance Plan; provided, however, that (a) any payments and/or benefits payable or to be provided to you under Section 4(c) of the Severance Plan shall be offset by any payments and/or benefits previously paid or provided to you under Section 4(a) of the Severance Plan such that there will be no duplication of payments or benefits; (b) to give effect to the foregoing, if your service is terminated for any reason other than for Cause during the Term, the Unvested Equity Awards shall remain outstanding (but unvested) until the earliest to occur of (i) the original expiration date of the equity award, (ii) the last day of the Term and (iii) the date on which the Change in Control is consummated; and (c) if the Company subsequently determines that it had grounds to terminate your employment for Cause had it known of all of the relevant facts as of the Termination Date, you shall not be eligible to receive the Change in Control Benefits. Capitalized terms used in this provision but not defined shall have the meanings assigned to such terms in the Severance Plan.

Status:    You shall retain use of your Company email address and Company-issued computer during the term of this agreement. Notwithstanding the foregoing, the parties hereto recognize that the status of advisor is that of an independent contractor engaged solely to consult with senior management of the Company, without duties with respect to the management of its business or authority to bind the Company or act on its behalf. An advisor is not a director, officer, employee or agent of the Company and shall have no liability as such and shall have no right to participate in any of the employee benefit plans, programs or arrangement of the Company in his or her capacity as an advisor.

Confidential
Information:
You agree to treat all confidential or proprietary information related to the Company’s business that is furnished to you by the Company or its representatives as confidential information entrusted to you for use solely in connection with your performance as an advisor, and not to use such information or divulge, disclose or communicate such information in any way to any person or entity (other than an authorized agent of the Company) during or after the term of your service as an advisor; provided, that the foregoing will not apply to (x) publicly available information, (y) information that was known to you on non confidential basis prior to disclosure to you by the Company or its representatives or (z) information that you independently develop; and provided further that you may furnish materials or information as requested in conjunction with a subpoena, deposition, request for documents, civil investigations, demand or similar process upon written notification to the Company of such request and appropriate opportunity for the Company to obtain a protective order or the like. You acknowledge that this agreement is in addition to, and does not supersede or invalidate, your Employee Assignment of Intellectual Property,

Confidentiality and Non-Competition Agreement dated as of January 16, 2012 (the “Restrictive Covenants Agreement”). You will continue to be bound by the terms contained in the Restrictive Covenants Agreement in accordance with its terms.

Intellectual
Property:     You agree that the Company shall own all right, title and interest relating to all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by you or jointly with others in the course of your performance of services under this agreement or using the Company’s confidential information (collectively, “Developments”). You hereby assign to the Company or its designee all of your right, title and interest in and to any and all Developments. You agree to cooperate fully with the Company, both during and after the term of this agreement, with respect to the procurement, maintenance, and enforcement of intellectual property rights (both in the United States and foreign countries) relating to any Developments. Notwithstanding anything to the contrary above, this section does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on your own time, unless the invention relates to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by you for the Company.

Governing Law:    This agreement shall be construed according to the laws of the State of New York without regard to any state’s conflict of laws provisions. Any claims arising hereunder shall exclusively be resolved by submission to final and binding arbitration before the American Arbitration Association (“AAA”) in New York City, New York. Notwithstanding the foregoing agreement to arbitrate, neither party waives the right (a) to seek through judicial process preliminary injunctive relief to preserve the status quo and (b) to enforce this paragraph should one side or the other not participate in the arbitration or take steps to interfere with or make unworkable in whole or in part the arbitration process. In such cases, the parties hereto each hereby irrevocably consent to the exclusive jurisdiction of the federal and state courts located in the County of New York, State of New York; and each agrees that service of process in any such proceeding will be sufficient if delivered by hand with a copy receipted, or by certified mail, return receipt requested, and that such service shall be deemed “personal service.”

Miscellaneous:    This agreement (together with the Severance Plan) contains the entire agreement between you and the Company and supersedes all other agreements between you and the Company regarding the subject matter hereof (whether or not in writing). If one or more provisions of this agreement are held by a proper court to be unenforceable under applicable law, the applicable portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed from this agreement, and the balance of the Agreement shall be enforceable in accordance with its terms. The provisions under the headings “Confidential Information,” “Intellectual Property,” “Governing Law,” and “Miscellaneous” shall survive termination of this agreement. This agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which together constitute one and the same agreement. Signed signature pages may be transmitted electronically in pdf format or by facsimile, and any such signature shall have the same legal effect as an original.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below.

We are grateful for your support and look forward to our continued work together.

Best Regards,

_/s/ David Rosenblatt____________________________________
David Rosenblatt
Chief Executive Officer

ACCEPTED AND AGREED TO THIS 28th day of June, 2023

__/s/ Ross Paul___________________________________
Ross Paul